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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 14, 2013 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2013.

The Company reported net income of $129,000 for the three months ended September 30, 2013, compared to net income of $295,000 for the three months ended September 30, 2012. The Company reported net income for the year ended September 30, 2013 of $262,000, compared to net income of $509,000 for the year ended September 30, 2012. The basic and diluted earnings per share were $0.02 and $0.05 for the three and twelve months ended September 30, 2013, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2012 of $0.05 and $0.09, respectively.

“Throughout Fiscal Year 2013, Magyar Bank saw continued improvement in our balance sheet and our core earnings,” stated John Fitzgerald, President and Chief Executive Officer. “We sold 12 properties that were previously held as Other Real Estate Owned during the year, and were able to obtain title for 9 properties that were previously non-performing loans. Our ability to execute our strategy of securing title and selling Bank owned property resulted in a 9% reduction of non-performing assets for the fiscal year.”

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Mr. Fitzgerald added, “We also continued to improve our deposit mix with lower cost core deposits, increasing our checking account balances by 21%. This enabled the Bank to maintain its net interest margin at 3.27% for the 12 months ended September 30, 2013, despite a persistent declining interest rate environment during the past year.”

Mr. Fitzgerald continued, “We expect these trends to continue into 2014, with further reduction of our non-performing assets leading to improved earnings for the year.”

Results of Operations

Net income decreased by $166,000 during the three-month period ended September 30, 2013 compared with the three-month period ended September 30, 2012 and by $247,000 during the year ended September 30, 2013 compared with the year ended September 30, 2012. The decrease between the three month periods was primarily due to lower gains from the sales of assets, which decreased $155,000 to $51,000 for the three months ended September 30, 2013 from $206,000 for the three months ended September 30, 2012. The decrease in net income between the twelve month periods was also attributable to lower gains from sales of assets, which decreased $225,000 between the periods. Provisions for loan loss for the twelve months ended September 30, 2013 increased $650,000 to $2.1 million, but were offset by higher net interest and dividend income, which increased $326,000 to $15.3 million, and by lower non-interest expenses, which decreased $292,000 to $14.8 million.

The Company’s net interest margin decreased by 8 basis points to 3.27% for the quarter ended September 30, 2013 compared to 3.35% for the quarter ended September 30, 2012. For the year ended September 30, 2013, the net interest margin increased by 6 basis points to 3.27% compared to 3.21% for the year ended September 30, 2012. The increase in the net interest margin was attributable to a lower cost of funding that resulted from maturities of higher-cost time deposits and borrowings, which more than offset lower yields on earning assets.

The provision for loan losses was $416,000 for the three months ended September 30, 2013 compared to $428,000 for the three months ended September 30, 2012. Net charge-offs were $1.0 million for the three months ended September 30, 2013 compared to $371,000 for the three months ended September 30, 2012. The provision for loan losses was $2.1 million for the year ended September 30, 2013 compared to $1.5 million for the year ended September 30, 2012. There were net charge-offs of $3.0 million for the year ended September 30, 2013 compared to net charge-offs of $1.4 million for the year ended September 30, 2012.

During the three months ended September 30, 2013, the Bank reduced the carrying balance on seven non-performing loans totaling $2.9 million by $1.0 million to the appraised fair value of collateral, net of estimated disposition costs, securing the loans.

Non-interest income decreased $152,000 during the three months ended September 30, 2013 due to lower net gains on the sales of loans, which were $51,000 for the three months ended September 30, 2013 compared with $206,000 for the three months ended September 30, 2012. Non-interest income decreased $315,000 during the year ended September 30, 2013 due to lower service charge income, which decreased $116,000, and lower gains on the sales of assets, which were $527,000 for the twelve months ended September 30, 2013 compared with $752,000 for the twelve months ended September 30, 2012.

Non-interest expense increased $62,000 during the three months ended September 30, 2013 from the prior year period due to higher compensation and OREO expenses. Non-interest expense decreased $292,000, or 1.9%, to $14.8 million for the year ended September 30, 2013 compared to $15.1 million for the year ended September 30, 2012 due to lower OREO and non-performing loan expenses.

Balance Sheet Comparison

Total assets increased $5.3 million, or 1.0%, to $537.7 million during the three months ended September 30, 2013. The quarterly increase was attributable to growth in loans receivable, net of allowance of loss, of $4.9 million and in cash and cash equivalents of $4.0 million. Partially offsetting these increases was a $2.5 million decrease in investment securities. Total assets increased $28.9 million during the twelve months ended September 30, 2013. The increase was attributable to a $36.8 million increase in deposits which were used to reduce borrowings $9.4 million, fund loan growth of $11.5 million, and increase investment securities by $10.5 million.

Total loans receivable at September 30, 2013 were comprised of $163.4 million (40.9%) in commercial real estate loans, $153.0 million (38.3%) in 1-4 family residential mortgage loans, $34.5 million (8.6%) in commercial business loans, $16.7 million (4.2%) in construction loans, and $32.0 million (8.0%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2012 were comprised of $148.8 million (38.3%) in commercial real estate loans, $157.5 million (40.5%) in 1-4 family residential mortgage loans, $29.9 million (7.7%) in commercial business loans, $18.0 million (4.6%) in construction loans, and $34.7 million (8.9%) in home equity lines of credit and other loans.

During the quarter our total non-performing loans decreased $900,000 to $15.7 million at September 30, 2013 from $16.6 million at June 30, 2013. The decrease was the result of the foreclosure of the real estate collateral securing two loans totaling $1.1 million and charge-offs of five loans totaling $935,000. Partially offsetting the decrease were five new non-performing loans secured by residential mortgages totaling $1.0 million.

Total non-performing loans decreased by $4.4 million during the year ended September 30, 2013 from $20.1 million at September 30, 2012. At September 30, 2013, non-performing loans consisted of thirty-nine loans secured by 1-4 family residential mortgage properties totaling $9.4 million, six commercial real estate loans totaling $2.7 million, five construction loans totaling $3.5 million, and two commercial business loans totaling $25,000. The ratio of non-performing loans to total loans was 3.9% at September 30, 2013 compared to 5.2% at September 30, 2012.

The allowance for loan losses decreased by $587,000 and $845,000 during the three months and twelve months ended September 30, 2013 to $3.0 million. The decrease during the quarter ended September 30, 2013 was attributable to charge-offs totaling $1.0 million, offset by provisions for loan loss of $416,000. Included in the charge-offs for the quarter was a $632,000 commercial business loan charge-off of which $474,000 was held as a specific reserve at June 30, 2013. The decrease in the allowance for loan losses during the year ended September 30, 2013 was attributable to charge-offs totaling $3.3 million, offset by provisions for loan loss of $2.1 million and recoveries totaling $304,000.

The allowance for loan losses as a percentage of non-performing loans was 19.2% at September 30, 2013 compared with 19.2% at September 30, 2012. At September 30, 2013 our allowance for loan losses as a percentage of total loans was 0.75%, compared with 0.99% at September 30, 2012. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

At September 30, 2013, investment securities were $68.3 million, reflecting a decrease of $2.5 million from June 30, 2013 and an increase of $10.5 million from September 30, 2012. Investment securities at September 30, 2013 consisted of $59.6 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $4.0 million in U.S. government-sponsored enterprise debt securities, $1.7 million in “private-label” mortgage-backed securities, $3.0 million in corporate notes and $11,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2013.

Other real estate owned (“OREO”) increased $98,000 to $14.8 million during the quarter ended September 30, 2013. Four real estate properties previously securing non-performing loans totaling $1.1 million were added during the quarter. Offsetting this increase were sales of two properties totaling $813,000 and proceeds from an insurance claim against another property totaling $213,000. Year-to-date, OREO increased $1.4 million. The Company was able to obtain title for nine properties totaling $4.3 million previously securing non-performing loans and sell twelve properties totaling $2.9 million during the year ended September 30, 2013.

OREO at September 30, 2013 consisted of thirteen residential properties (seven of which were leased), twelve real estate lots approved for the construction of residential homes, four commercial real estate buildings, and two partially completed residential apartment properties. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, selling the properties to a developer or completing partially completed homes for either rental or sale. At September 30, 2013, the Company had contracts of sale or was negotiating contracts of sale on five properties with carrying values totaling $2.3 million.

Total deposits increased $9.3 million and $36.8 million during the three and twelve months ended September 30, 2013, respectively, to $453.3 million. The expansion in deposits during the twelve months ended September 30, 2013 occurred in checking accounts (including money market accounts), which grew $43.4 million, or 21.4%. Offsetting the growth in checking accounts were decreases in certificates of deposit (including individual retirement accounts) of $4.6 million, and savings accounts of $2.0 million. Deposits accounted for 84.3% of assets and 114.3% of net loans at September 30, 2013.

At September 30, 2013, the Company held $4.9 million in brokered certificates of deposit, compared with $7.5 million at September 30, 2012.

Borrowings, which include Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase, decreased $5.2 million and $9.4 million during the three and twelve months ended September 30, 2013, respectively, to $32.1 million, or 6.0% of assets.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2013. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2013, reducing outstanding shares to 5,811,394.

The Company’s book value per share increased to $7.80 at September 30, 2013 from $7.75 at September 30, 2012. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Income Statement Data:
Interest and dividend income	$4,887	$5,123	$19,674	$20,805
Interest expense	984	1,256	4,352	5,809
Net interest and dividend income	3,903	3,867	15,322	14,996
Provision for loan losses	416	428	2,111	1,461
Net interest and dividend income after
provision for loan losses	3,487	3,439	13,211	13,535
Non-interest income	388	540	1,850	2,165
Non-interest expense	3,657	3,595	14,778	15,070
Income before income tax benefit	218	384	283	630
Income tax expense (benefit)	89	89	21	121
Net income	$129	$295	$262	$509

Per Share Data:
Basic earnings per share	$0.02	$0.05	$0.05	$0.09
Diluted earnings per share	$0.02	$0.05	$0.05	$0.09
Book value per share, at period end	$7.80	$7.75	$7.80	$7.75

Selected Ratios (annualized):
Return on average assets	0.10%	0.23%	0.05%	0.10%
Return on average equity	1.15%	2.63%	0.58%	1.13%
Net interest margin	3.27%	3.35%	3.27%	3.21%

	At the Period Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Balance Sheet Data:
Assets	$537,728	$532,461	$508,846
Loans receivable	399,813	395,516	389,128
Allowance for loan losses	3,013	3,600	3,858
Investment securities - available for sale, at fair value	15,774	16,307	16,786
Investment securities - held to maturity, at cost	52,558	54,487	41,068
Deposits	453,328	444,026	416,518
Borrowings	32,100	37,333	41,503
Shareholders' Equity	45,320	44,760	45,005

Asset Quality Data:
Non-performing loans	$15,656	$16,618	$20,074
Other real estate owned	14,756	14,658	13,381
Total non-performing assets	30,412	31,276	33,455
Allowance for loan losses to non-performing loans	19.25%	21.66%	19.22%
Allowance for loan losses to total loans receivable	0.75%	0.91%	0.99%
Non-performing loans to total loans receivable	3.92%	4.20%	5.16%
Non-performing assets to total assets	5.66%	5.87%	6.57%
Non-performing assets to total equity	67.11%	69.87%	74.34%